Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AutoWeb, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Ashley Drive, Suite 300 Tampa, Florida 33602-4314 (Address of principal executive offices) (Zip Code)

(949) 225-4500
Registrant’s telephone number, including area code

Inducement Stock Option Award Agreements
(Full title of the plan)

Glenn E. Fuller, Esq. Executive Vice President, Chief Legal Officer and Secretary 6410 Oak Canyon, Suite 250 Irvine, California 92618-5214
(Name and address of agent for service)
(949) 862-1392
(Telephone number of agent for service)

With a copy to:

Keith Paul Bishop, Esq.
Allen, Matkins, Leck, Gamble, Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614-7321
Telephone: (949) 553-1313

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☒
Non-accelerated filer ☐	Emerging growth company☐
Accelerated filer ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share (3)	411,667(3)	$3.09	$1,272,051.03	$138.78

(1)
The number of shares of common stock, par value $0.001 per share (“Common Stock”), of AutoWeb, Inc., a Delaware corporation (“Registrant”) set forth above consists of the aggregate number of shares of Common Stock that may be sold and issued upon exercise of stock options to acquire shares of Common Stock granted at a fixed exercise price (“Inducement Stock Options”) granted to certain employees of the Registrant as inducement material to their acceptance of employment with the Registrant under Inducement Stock Option Award Agreements (“Inducement Stock Option Agreements”).
(2)
The maximum number of shares of Common Stock that may be upon sold and issued upon exercise of the Inducement Stock Options is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Stock Option Agreements. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement includes, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares of Common Stock that may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(3)
Each share of Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Tax Benefit Preservation Plan dated May 26, 2010 with Computershare Trust Company, N.A., as amended by Amendment No. 1 dated as of April 14, 2014, Amendment No. 2 dated April 13, 2017, and Amendment No. 3 dated March 31, 2020, includes rights to acquire Series A Junior Participating Preferred Stock of the Registrant. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock and have no value except as reflected in the market price of the shares to which they are attached.
(4)
The Proposed Maximum Offering Price Per Share, Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee have been computed pursuant to Rule 457(h) under the Securities Act. The amounts shown are based upon the weighted average exercise prices of the Inducement Stock Options set forth in the Inducement Stock Option Agreements. The preferred share purchase rights, which are attached to the shares of Common Stock registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required with respect to such preferred share purchase rights.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to the optionees granted Inducement Stock Options as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). These documents are not required to be and are not filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

AutoWeb, Inc., a Delaware corporation (“Registrant”), is subject to the informational and reporting requirements of Sections 13(a) and 14 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.

The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 11, 2021.

(b) The Registrant’s Current Reports on Form 8-K filed on January 15, February 23, and March 4, 2021.

(c) The description of the Common Stock and associated preferred share purchase rights which is contained in the Registrant’s Registration Statements on Form 8-A filed under the Exchange Act on March 13, 1997; March 5, 1999; and June 2, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Unless expressly incorporated by reference into this registration statement, a report (or portion thereof) furnished, but not filed, on Form 8-K under the Exchange Act is not incorporated by reference into this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes the Registrant to indemnify its directors and officers subject to specified conditions. Section 145 provides that it is not exclusive of other rights to which a director or officer may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise.

Article IX of the Registrant’s Seventh Amended and Restated Certificate of Incorporation generally requires the Registrant to indemnify to the fullest extent permitted and in accordance with the laws of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably occurred provided specified conditions are met. Article IX also requires (in the case of a director) and permits (in the case of an officer, employee or agent) the Registrant to advance expenses incurred in defending a proceeding upon the receipt of an undertaking to repay the advance if it is ultimately determined that the person is not entitled to be indemnified. The rights set forth in Article IX are not exclusive.

Article VII of the Registrant’s Seventh Amended and Restated Bylaws generally requires the Registrant to indemnify to the maximum extent and in the manner permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, or as a member of any committee or similar body, provided specified conditions are met. Article VII also requires the Registrant to advance expenses incurred by a present or former officer or director in defending a proceeding upon receipt of an undertaking to repay the advance if it is ultimately determined that the person is not entitled to be indemnified. The Registrant has entered into agreements to indemnify its directors and officers to the fullest extent permitted by Delaware law. These agreements, subject to specified conditions, indemnify the Registrant’s directors and officers for expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as an officer or director of the Registrant.

As permitted by Section 102(b)(7) of the DGCL, Article IX of the Registrant’s Seventh Amended and Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty, except for any matter in respect of which that director (1) is liable under Section 174 of the DGCL (or any amendment or successor thereto), or (2) is liable by reason that, in addition to any and all other requirements for liability, the director: (a) shall have breached the director’s duty of loyalty to the Registrant or its stockholders; (b) shall not have acted in good faith or, in failing to act, shall not have acted in good faith; (c) shall have acted in a manner involving intentional misconduct or a knowing violation of the law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (d) shall have derived an improper personal benefit.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant as discussed above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant that insures directors and officers for losses as a result of claims against directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Seventh Amended and Restated Certificate of Incorporation of AutoWeb, Inc. (filed with the Secretary of the State of Delaware on June 22, 2020), incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on June 23, 2020 (SEC File No. 001-34761).

4.2
Seventh Amended and Restated Bylaws of AutoWeb, Inc. dated as of October 9, 2017, incorporated by reference to Exhibit 3.5 to the Current Report on Form 8-K filed with the SEC on October 10, 2017 (SEC File No. 001-34761).

4.3
Tax Benefit Preservation Plan dated as of May 26, 2010, by and between Company and Computershare Trust Company, N.A., as rights agent, together with the following exhibits thereto: Exhibit A – Form of Right Certificate; and Exhibit B – Summary of Rights to Purchase Shares of Preferred Stock of Company, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on June 2, 2010 (SEC File No. 000-22239); Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014, between Company and Computershare Trust Company, N.A., as rights agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 16, 2014 (SEC File No. 001-34761); Amendment No. 2 to Tax Benefit Preservation Plan dated as of April 13, 2017, between Company and Computershare Trust Company, N.A., as rights agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 14, 2017 (SEC File No. 001-34761); Amendment No. 3 to Tax Benefit Preservation Plan dated as of March 31, 2020, between Company and Computershare Trust Company, N.A., as rights agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 2, 2020 (SEC File No. 001-34761); Certificate of Adjustment Under Section 11(m) of the Tax Benefit Preservation Plan, incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2012 filed with the SEC on November 8, 2012 (SEC File No. 001-34761).

5.1*	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP.
23.1*	Consent of Moss Adams LLP, independent registered public accounting firm.
23.2*	Consent of Allen Matkins Leck Gamble Mallory & Natsis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the Signature Page).
99.1
Inducement Stock Option Award Agreement (Non-Qualified Stock Options), dated November 30, 2020, by and between the Company and Michael A. Sadowski, which is incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2020 (SEC File No. 001-34761).

99.2
Inducement Stock Option Award Agreement (Non-Qualified Stock Options), dated January 16, 2019, by and between the Company and Daniel R. Ingle, which is incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 7, 2019 (SEC File No. 001-34761).

99.3
Inducement Stock Option Award Agreement (Non-Qualified Stock Options), dated December 17, 2018, by and between the Company and Joseph P. Hannan, which is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on December 17, 2018 (SEC File No. 001-34761).

99.4
Inducement Stock Option Award Agreement (Non-Qualified Stock Options), dated October 22, 2018, by and between the Company and Sara E. Partin, which is incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018 filed with the SEC on November 8, 2018 (SEC File No. 001-34761).

* Filed or furnished herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

A.
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A) (1) (i) and (A) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irvine, State of California, on March 11, 2021.

Date:  March 11, 2021
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jared R. Rowe, Glenn E. Fuller, and Michael A Sadowski, with full power to act without the other, and each of them, as such person’s true and lawful attorney- or attorneys-in-fact and agent or agents, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Fuchs	Chairman of the Board and Director	March 11, 2021
MICHAEL J. FUCHS
/s/ Jared R. Rowe	President and Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2021
JARED R. ROWE
/s/ Michael A. Sadowski	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	March 11, 2021
MICHAEL A. SADOWSKI
/s/ Cheray L. Duran	Vice President, Corporate Controller (Principal Accounting Officer)	March 11, 2021
CHERAY L. DURAN
/s/ Michael A. Carpenter	Director	March 11, 2021
MICHAEL A. CARPENTER
/s/ Matias de Tezanos	Director	March 11, 2021
MATIAS DE TEZANOS
/s/ Chan W. Galbato	Director	March 11, 2021
CHAN W. GALBATO
/s/ Mark N. Kaplan	Director	March 11, 2021
MARK N. KAPLAN
/s/ Janet M. Thompson	Director	March 11, 2021
JANET M. THOMPSON
/s/ Jose Vargas	Director	March 11, 2021
JOSE VARGAS